EXHIBIT 99.1



 Company: Jack Henry & Associates, Inc.    Analyst Contact: Kevin D. Williams
          663 Highway 60, P.O. Box 807         Chief Financial Officer
          Monett, MO 65708                     (417) 235-6652


                                           IR Contact: Jon Seegert
 FOR IMMEDIATE RELEASE                         Director of Investor Relations
 ---------------------                         (417) 235-6652


      JACK HENRY & ASSOCIATES FISCAL YEAR ENDS WITH 19 PERCENT INCREASE
      -----------------------------------------------------------------
                                IN NET INCOME
                                -------------

 Monett, MO. August 22, 2006 - Jack Henry & Associates, Inc. (Nasdaq: JKHY), a leading provider of integrated technology solutions and outsourced data processing for financial institutions, today announced fiscal 2006 results. Total revenue increased 11 percent over prior fiscal year to $592.2 million, gross profit grew 15 percent to $256.4 million, and net income increased to $89.9 million or 19 percent over the prior fiscal year.

 For the quarter ended June 30, 2006, the company generated total revenue of $162.3 million compared to $141.4 million in the same quarter a year ago. Gross profit increased to $70.7 million compared to $59.9 million in the fourth quarter of last fiscal year. Net income totaled $25.4 million, or $0.27 per diluted share, compared to $21.7 million, or $0.23 per diluted share in the same quarter a year ago.

 In fiscal 2006, total revenue was $592.2 million compared to $535.9 million in fiscal 2005. Gross profit increased to $256.4 million compared to $222.5 million during last fiscal year. Net income for the current year was $89.9 million, or $0.96 per diluted share, compared to $75.5 million, or $0.81 per diluted share for the prior year.

 According to Jack Prim, CEO, "We are pleased to announce record revenues and net income for the quarter and year. Our revenue growth of 15% in the quarter was primarily organic, led by core system sales to mid-tier financial institutions, and by strong continued growth in our electronic processing services including ATM/Debit Card, bill payment and remote deposit. Our performance for the year was solid with 11% growth in revenues. Our manager's strong focus on the business enabled us to leverage that revenue growth into a 19% increase in net income and EPS. At the same time our employees continued focus on our customers allowed us to further improve on our industry leading customer satisfaction ratings."


      Operating Results

 "We continue to experience strong demand for our products and services in both of our banking and credit union segments. Also, we are experiencing continued increasing demand for the products marketed under our ProfitStars brand to non-core customers, which are contributing to both our revenue and earnings growth," stated Tony Wormington, President. "We believe this demand is a direct result of our continued focus on our primary strengths which are first providing our customers with powerful and flexible technology either through a best-of-suite approach or individual best-of-breed point products, and secondly our fundamental commitment to provide each of our clients with outstanding service. "

 License revenue for the fourth quarter was $25.7 million, or 16 percent of fourth quarter total revenue, compared to $19.7 million, or 14 percent of the fourth quarter total revenue a year ago. Support and service revenue increased 13 percent to $113.7 million, or 70 percent of total revenue in fourth quarter of fiscal 2006 from $100.2 million, or 71 percent of total revenue for the same period a year ago. The increase in support and service revenue was mainly due to the continued quarter over quarter growth in our electronic transactions processing, outsourcing and our in-house support. The only component of this line of revenue that had a small decrease in the fourth quarter compared to the prior year was implementation services, which were down primarily due to the timing of implementations during the quarter compared to the prior year. Hardware sales in the fourth quarter of fiscal 2006 increased 7 percent to $22.9 million, or 14 percent of total revenue, from $21.5 million, or 15 percent of total revenue in the fourth quarter of last fiscal year.

 For the fiscal year 2006, license revenue increased to $84.0 million, or 14 percent of total revenue, compared to $82.4 million, or 15 percent of total revenue a year ago. Support and service revenue contributed 72 percent of total revenue or $425.7 million of the total revenue for the current fiscal year, compared to $364.1 million, or 68 percent of total revenue for the prior fiscal year. The increase in support and service revenue is due to solid increases in every component of this revenue line for the fiscal year 2006 compared to fiscal year 2005. Hardware sales for the fiscal year were $82.5 million compared to $89.4 million for the same period last year. Hardware revenue was 14 percent of total revenue for fiscal 2006 compared to 17 percent of revenue in fiscal 2005.

 Cost of sales for the fourth quarter increased to $91.6 million from $81.6 million for the fourth quarter in fiscal 2005. Fourth quarter gross profit increased 18 percent to $70.7 million with a 44 percent gross margin, compared to $59.9 million and a 42 percent gross margin for the same period a year ago.

 Cost of sales for fiscal year 2006 increased 7 percent to $335.8 million from $313.4 million for fiscal year 2005. Gross profit for fiscal 2006 increased 15 percent to $256.4 million with a 43 percent gross margin compared to $222.5 million with a 42 percent gross margin for fiscal 2005.

 Gross margin on license revenue for the fourth quarter of fiscal 2006 was 98 percent compared to 94 percent a year ago for the same period. Gross margins on license revenue for fiscal 2006 and fiscal 2005 were 97 percent and 93 percent, respectively. Increase in this gross margin is directly attributable to the sales mix of third party products delivered.

 Support and service gross margin increased to 35 percent in the fourth quarter of fiscal 2006 from 34 percent in the fourth quarter of the prior year. Support and service gross margin increased to 36 percent in fiscal 2006 from 33 percent for fiscal 2005. Support and service gross margins have improved due to the continued increase in electronic processing transactions and process improvements primarily in the credit union segment. Hardware gross margins were lower for the fourth quarter at 25 percent compared to 31 percent for the same quarter last year. The hardware gross margin for fiscal year 2006 was 27 percent, while fiscal year 2005 hardware gross margin was 29 percent, primarily due to sales mix along with reduced vendor rebates received on hardware sold during the current year.

 Operating expenses increased 18 percent in the final quarter of fiscal 2006 compared to the same quarter a year ago primarily due to increased commissions related to license revenue, employee related expenses from increased headcount and depreciation expense. Selling and marketing expenses rose 13 percent in the current year fourth quarter to $14.0 million, or 9 percent of total revenue, from $12.4 million, also 9 percent of prior year fourth quarter revenue. Research and development expenses increased 23 percent to $8.7 million from $7.0 million, while remaining at 5 percent of total revenue for the fourth quarters in fiscal 2006 and 2005. General and administrative costs increased 22 percent in the current year fourth quarter to $8.0 million from $6.6 million in the fourth quarter of fiscal 2005. The fourth quarter in both fiscal years remained at 5 percent of revenue.

 Operating expenses increased 13 percent for the 2006 fiscal year to $117.1 million from $103.4 million for fiscal 2005, primarily due to employee related expenses from increased headcount, depreciation expense, and acquisitions. Selling and marketing expenses rose 7 percent for the current year to $50.0 million, or 8 percent of total revenue from $46.6 million or 9 percent of total revenue compared to a year ago. Research and development expenses increased 15 percent to $31.9 million from $27.7 million, while remaining at 5 percent of total revenue for both fiscal years. General and administrative costs increased 21 percent to $35.2 million or 6 percent of revenue for the current fiscal year from $29.1 million, or 5 percent of revenue for 2005 fiscal year.

 Operating income increased 18 percent to $40.0 million, or 25 percent of fourth quarter revenue, compared to $33.9 million, or 24 percent of revenue in the fourth quarter of fiscal 2005. Operating income increased 17 percent to $139.4 million, or 24 percent of 2006 fiscal revenue, compared to $119.1 million, or 22 percent of revenue in fiscal 2005.

 Provision for income taxes increased 21 percent in the current fourth quarter compared to the same quarter in fiscal 2005. Provision for income taxes for the current fiscal year increased 13 percent and is 35.8 percent of income before income taxes compared to 37 percent of income before income taxes for fiscal 2005. The effective tax rate change is due to the manufacturing deduction and the reevaluation of effective state tax rates. Fourth quarter net income totaled $25.4 million, or $0.27 per diluted share, compared to $21.7 million, or $0.23 per diluted share in the fourth quarter of fiscal 2005. Fiscal year 2006 net income totaled $89.9 million, or $0.96 per diluted share, compared to $75.5 million, or $0.81 per diluted share in the prior year.

 According to Kevin Williams, CFO, "The net results of the quarter and the year were in-line with our expectations. We received an increase in net income from the change in the effective tax rate during our third fiscal quarter which had a positive impact on the fiscal year; however the tax rate increased slightly in the fourth quarter due to the expiration of the R&D credit in December 2005, which has not been reinstated yet. Our future effective tax rate will be dependent somewhat on whether this credit is reinstated and if it is retro-active to the beginning of the calendar year, we should have another reduction in our effective tax rate in the quarter that it is approved."

 For the fourth quarter of 2006, the bank systems and services segment revenue increased 18 percent to $133.6 million, with a gross margin of 45 percent from $113.3 million and a gross margin of 43 percent in the same quarter a year ago. The credit union systems and services segment revenue increased 2 percent to $28.7 million with a gross margin of 37 percent for the fourth quarter of 2006 from $28.1 million and a gross margin of 41 percent in the same period a year ago.

 In fiscal year 2006, the bank systems and services segment revenue increased 13 percent to $482.9 million, with a gross margin of 44 percent from $428.7 million and a gross margin of 42 percent a year ago. The credit union systems and services segment revenue increased 2 percent to $109.3 million for the fiscal 2006 year, from $107.2 million in fiscal 2005. Both years ended with a gross margin of 38 percent.

 Balance Sheet, Cash Flow, and Backlog Review

 At June 30, 2006, cash and cash equivalents increased to $74.1 million from $11.6 million at June 30, 2005. Trade receivables decreased 14 percent, or $29.6 million, to $180.3 million compared to $209.9 million a year ago. The increase in cash and the decrease in receivables are due primarily to the timing of annual maintenance billings and the related collection for the upcoming fiscal year. Note payable increased from $45.0 million a year ago to $50.2 million at June 30, 2006. Deferred revenue increased $14.8 million or 9 percent to $185.7 million at June 30, 2006, compared to $170.9 million a year ago. Stockholders' equity grew 11 percent to $575.2 million at June 30, 2006, from $517.2 million a year ago.

 Backlog increased 11 percent at June 30, 2006 to $221.9 million ($66.4 million in-house and $155.5 million outsourcing) from $199.1 million ($64.0 million in-house and $135.1 million outsourcing) at June 30, 2005. Backlog increased 4 percent when compared to March 31, 2006, at $213.3 million ($62.8 million in-house and $150.5 million outsourcing).

 Cash provided by operating activities totaled $169.4 million for fiscal year 2006 compared to $108.3 million last year. In the current year, cash provided by operating activities consisted of $89.9 million in net income, depreciation and amortization expense of $43.8 million plus the combined increase of $8.5 million in deferred income taxes and the loss on disposal of property. Stock-based compensation was $0.5 million in expense. The balance of items which comprise cash provided from operating activities consists of the change in receivables of $30.4 million less the change of $16.8 million for prepaid and accrued expenses, and accounts payable, plus $10.6 million for the change in deferred revenues and the change in income taxes of $2.6 million. For fiscal year 2005, cash flow from operations consisted of $75.5 million in net income, depreciation and amortization expense of $38.9 million, plus a combined increase of $6.3 million in deferred income taxes and the loss on disposal of property and equipment. The balance of items which comprise cash provided from operating activities consisted of a decrease in the change in receivables of $35.0 million, plus the change of $5.6 million for prepaid and accrued expenses, accounts payable, and income taxes, plus $16.9 million change in deferred revenues.

 Net cash used in investing activities for fiscal year 2006 was $77.2 million and included payment for the Profitstar acquisition of $19.3 million, plus $1.6 million paid on earn-outs and other adjustments from acquisitions made in fiscal 2005, capital expenditures of $45.4 million, and capitalized software development of $16.1 million. The proceeds from sale of equipment and property provided $4.3 million in cash. In fiscal 2005, net cash used in investing activities was $185.1 million and consisted mainly of $119.5 million in payment for acquisitions, $58.0 million in capital expenditures and $7.8 million for capitalized software development.

 Net cash from financing activities for the current fiscal year used cash of $29.7 million and included payment of dividends of $18.4 million and the purchase of treasury stock of $41.8 million. Cash used was offset by proceeds of $20.6 million from the exercise of stock options and sale of common stock, an additional $5.1 million in the revolving bank credit facility, plus the excess tax benefit from stock-based payments of $4.7 million. For fiscal 2005, cash provided by financing activities was $34.6 million and included $45.0 million for the revolving bank credit facility, plus the proceeds from the exercise of stock options and sale of common stock of $15.1 million, offset by $15.5 million for dividends paid and $10.0 million used for the purchase of treasury stock.


 About Jack Henry & Associates

 Jack Henry & Associates, Inc. is a leading provider of integrated computer systems and processor of ATM/debit card/ACH transactions for banks and credit unions. Jack Henry markets and supports its systems throughout the United States, and has more than 8,700 customers nationwide. For additional information on Jack Henry, visit the company's Web site at www.jackhenry.com. The company will hold a conference call on August 23rd; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.

 Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.


 Condensed Consolidated Statements of Income  (Unaudited)
 (In Thousands, Except Per Share Data)

                                    Three Months Ended                Twelve Months Ended
                                         June 30,         % Change          June 30,          % Change
                                   --------------------   --------    --------------------    --------
                                     2006        2005                   2006        2005
                                   --------    --------               --------    --------
 REVENUE
   License                        $  25,704   $  19,732      30%     $  84,014   $  82,374        2%
   Support and service              113,653     100,193      13%       425,661     364,076       17%
   Hardware                          22,953      21,500       7%        82,530      89,413       -8%
                                   --------    --------               --------    --------
     Total                          162,310     141,425      15%       592,205     535,863       11%

 COST OF SALES
   Cost of license                      583       1,119     -48%         2,717       5,547      -51%
   Cost of support and service       73,828      65,685      12%       272,383     244,097       12%
   Cost of hardware                  17,172      14,759      16%        60,658      63,769       -5%
                                   --------    --------               --------    --------
     Total                           91,583      81,563      12%       335,758     313,413        7%
                                   --------    --------               --------    --------

 GROSS PROFIT                        70,727      59,862      18%       256,447     222,450       15%
 Gross Profit Margin                     44%         42%                    43%         42%

 OPERATING EXPENSES
   Selling and marketing             13,974      12,380      13%        50,006      46,630        7%
   Research and development           8,687       7,043      23%        31,874      27,664       15%
   General and administrative         8,035       6,580      22%        35,209      29,087       21%
                                   --------    --------               --------    --------
     Total                           30,696      26,003      18%       117,089     103,381       13%
                                   --------    --------               --------    --------

 OPERATING INCOME                    40,031      33,859      18%       139,358     119,069       17%

 INTEREST INCOME (EXPENSE)
   Interest income                      467         173    >100%         2,066       1,162       78%
   Interest expense                    (458)       (261)     75%        (1,355)       (388)    >100%
                                   --------    --------               --------    --------
     Total                                9         (88)   <100%           711         774       -8%
                                   --------    --------               --------    --------

 INCOME BEFORE INCOME TAXES          40,040      33,771      19%       140,069     119,843       17%

 PROVISION FOR INCOME TAXES          14,634      12,065      21%        50,145      44,342       13%
                                   --------    --------               --------    --------
 NET INCOME                       $  25,406   $  21,706      17%     $  89,924   $  75,501       19%
                                   ========    ========               ========    ========

 Diluted net income per share     $    0.27   $    0.23              $    0.96   $    0.81
                                   ========    ========               ========    ========
 Diluted weighted avg shares
   outstanding                       93,124      93,127                 93,787   $  92,998
                                   ========    ========               ========    ========


 Consolidated Balance Sheet Highlights
 (In Thousands-unaudited)                         June 30,           % Change
                                            ----------------------   --------
                                              2006          2005
                                            --------      --------
 Cash, cash equivalents and investments    $  76,320     $  12,601       506%
 Receivables                                 180,295       209,922       -14%
 TOTAL ASSETS                                906,067       814,153        11%

 Accounts payable and accrued expenses     $  46,849     $  43,978         7%
 Note payable                                 50,241        45,000        12%
 Deferred revenue                            185,719       170,936         9%
 Stockholder's Equity                        575,212       517,154        11%

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